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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statement Nos. 333-164323 (as amended by Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2), 333-142358, 333-149742 and 333-157883 on Form S-3, and Registration Statement Nos. 333-91120, 333-151159, 333-151162 and 333-151164 on Form S-8 of our reports dated February 28, 2012, relating to the consolidated financial statements of MarkWest Energy Partners, L.P. and subsidiaries (the "Partnership"), and the effectiveness of the Partnership's internal control over financial reporting, appearing in the Annual Report on Form 10-K of MarkWest Energy Partners, L.P. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
February 28, 2012

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  Exhibit 23.1